For:	DECKERS OUTDOOR CORPORATION

Company Contact:	Scott Ash
Chief Financial Officer
(805) 967-7611

Investor Relations:	Integrated Corporate Relations, Inc.
Chad A. Jacobs/Brendon E. Frey
(203) 222-9013

DECKERS OUTDOOR CORPORATION COMPLETES COMMON STOCK OFFERING AND
REPAYS ALL OUTSTANDING DEBT

GOLETA, Calif. (May 26, 2004) — Deckers Outdoor Corporation (Nasdaq-NMS: DECK) today announced that it has repaid all of its outstanding loans, using a portion of the proceeds derived from its previously announced common stock offering which closed on May 18, 2004.

With the net offering proceeds of $35.2 million, the Company paid down the $7 million subordinated note issued to the Peninsula Fund III Limited Partnership, the $7 million term loan from Comerica Bank, and the $13 million junior subordinated note issued to Mark Thatcher and his wholly owned company, Teva Sports Sandals Inc. for the acquisition of the worldwide Teva patents, trademarks and other assets on November 25, 2002. Remaining proceeds from the offering will be used for working capital and other general corporate purposes.

As a result of the debt repayment to Mark Thatcher and Teva Sports Sandals Inc., the Company announced that John Kalinich, who served on the Board of Directors as the nominee of Mark Thatcher, has fulfilled his contractual obligation and will step down from the Board immediately. Mr. Kalinich will remain a full-time employee of the Company and retain his position as Vice President and Director of Retail and Licensing.

Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company’s products are offered under the Teva, Simple and UGG brand names.

*This press release contains forward-looking statements. These forward-looking statements are based on the Company’s expectations as of today, May 26, 2004. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company’s expectations after the date the forward-looking statement is made. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the expectations expressed or implied by such forward-looking statements. The factors that could cause the Company’s results to differ from the expectations in its forward-looking statements include the difficulty of predicting fashion trends, the potential impact of general economic events and market conditions, the potential negative impact of terrorism and other world events, and the risks and uncertainties regarding the future sales, results of operations and financial condition of the Company described in the Company’s Annual Report on Form 10-K/A and other documents filed with the SEC. The Company undertakes no obligation to update its forward-looking statements to reflect subsequent events or circumstances or to reflect actual outcomes.